Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Advanced Disposal Services, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated February 24, 2017, with respect to the consolidated financial statements of Advanced Disposal Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Jacksonville, Florida
November 16, 2017